EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC. REPORTS
THIRD QUARTER NET INCOME OF $1.03 PER DILUTED SHARE,
INCLUDING A LOSS OF $0.05 PER SHARE FOR THE EARLY RETIREMENT OF
DEBT, UP 69 PERCENT FROM PRIOR YEAR, ON SALES OF $1.40 BILLION
GLENVIEW, IL, October 26, 2010 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended October 1, 2010.
•	Sales increased 10 percent from the prior year period to $1.40 billion

•	Operating profit margin increased to 5.5 percent, compared to 4.6 percent in the third quarter of 2009, on operating income of $77.5 million

•	Current quarter cash flow from operations of $54.2 million
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	October 1,	October 2,	Percent	October 1,	October 2,	Percent
(n.m.— not meaningful)	2010	2009	Change	2010	2009	Change
Net Sales	$1,397.9	$1,273.0	10%	$4,037.7	$3,764.8	7%
Impairment Charge	—			—	$100.0	n.m.
Operating Income	$77.5	$58.4	33%	$204.6	$56.6	261%
Net Income/(Loss)	$36.5	$22.1	66%	$77.0	($42.0)	n.m.
Diluted Earnings/(Loss) Per Share	$1.03	$0.61	69%	$2.17	($1.19)	n.m.
Diluted Weighted Shares	35.4	36.2	-2%	35.5	35.3	1%
Third Quarter Highlights
•	Sales of $1.40 billion increased 10 percent compared to the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year include:
•	$3.7 million of unfavorable foreign exchange effects versus prior year

•	$15.6 million of favorable copper price effects versus prior year

•	$30.7 million of unfavorable effects from exiting a major customer contract in 2009
Exclusive of the effects of the above items, sales increased by 12 percent organically.

•	Third quarter operating income of $77.5 million improved 33 percent compared to $58.4 million in the prior year quarter. Operating profit margin of 5.5 percent in the current quarter increased by 90 basis points compared to an operating margin of 4.6 percent in the year ago quarter. Both gross margin and operating expenses as a percentage of sales improved compared to the prior year’s performance.

•	In the current quarter, an after-tax loss of $1.7 million or $0.05 per diluted share on the early retirement of debt compares to an after-tax gain of $0.7 million or $0.02 per diluted share on the early retirement of debt in the prior year quarter.

•	Other income in the current quarter was $1.5 million, primarily due to foreign exchange gains; while an expense of $0.5 million in the year ago quarter was primarily due to foreign exchange losses.

•	Net income was $36.5 million, or $1.03 per diluted share, as compared to $22.1 million, or $0.61 per diluted share, reported in the year ago quarter. Excluding the above described losses and gains associated with the early retirement of debt, net income improved by $16.8 million, or $0.49 per diluted share, to $1.08 per diluted share in the current quarter compared to $0.59 per diluted share in the prior year.

•	Cash flow generated from operations was $54.2 million as compared to $134.0 million generated in the year ago quarter. The lower cash flow reflects the working capital requirements associated with the sales growth in the current period compared to the year ago period, when a sequential sales decline drove a large reduction in working capital.
Third Quarter Sales Trends
Commenting on third quarter sales trends, Robert Eck, President and CEO, stated, “The continuation of higher daily sales rates from the second quarter allowed us to post not only strong year-on-year sales growth of 10 percent but also consecutive quarter sales growth of 2 percent. The consecutive quarter sales growth was achieved despite there being one less shipping day in the third quarter as compared to the second quarter, as well as the third quarter having the normal seasonal vacation effects in the European and OEM Supply businesses. The sales growth that we are experiencing is being fueled by stronger day-to-day business in both of our cabling businesses along with an increasing number of major projects. Our sales performance was also driven by the second straight quarter of 20 percent year-on-year growth in our OEM Supply business, which is indicative of a broad-based increase in production levels within virtually all the vertical markets of our OEM customers. These growth trends are even more encouraging considering sales in our enterprise cabling and security products business were negatively affected in the current quarter and first three quarters of 2010 by $30.7 million and $95.4 million, respectively, as a result of exiting a major customer contract in 2009.”
“Considering the uncertainty that has continued to exist in most major economies, we believe that customer capital spending decisions are impacting company results more than broader macro economic factors,” continued Eck. “In the current environment, the strength of customer relationships, quality of our value proposition and execution of company-specific growth initiatives are critical to our ability to drive growth. Our current rate of sales improvement in each of our end markets leads us to believe that we continue to gain share. Furthermore, the breadth of the company’s sales rebound is indicative of our ability to capitalize on the slow growth recovery while leveraging our strategic sales initiatives.”
Third Quarter Operating Results
“Year-on-year operating profitability during the quarter was very strong compared to the prior year’s quarter. A 60 basis point improvement in gross margin percentage combined with a 30 basis point improvement in operating expenses as a percent of sales drove a 5.5 percent operating profit margin,” commented Eck. “While still not back to our pre-recession profitability levels, the third quarter’s operating profit margin was the highest in seven quarters. The improvement in profitability was a result of both an improved mix of business across our three end markets and strong fixed cost leverage on the increased sales volume. With an incremental operating profit margin of 15.3 percent on the increased year-on-year sales, the company believes it is still in a position to drive improved operating margin through this ongoing recovery period.”
“Third quarter operating expenses of $247.2 million represented 17.7 percent of sales compared to 18.0 percent in the prior year quarter,” continued Eck. “Excluding the impact of exchange rates, expenses were up $19.4 million, or 8 percent, on a 12 percent increase in organic sales. Increases in variable expenses to support the higher sales volume, increased incentive compensation costs and operating expenses to support the higher cost-to-serve OEM Supply end market were partially offset by our previous cost reduction actions. We continue to be pleased with an incremental operating margin leverage of almost three times our consolidated operating margin as we begin to more fully realize the benefit of our gross margin focus and continued prudent cost management.”
Company-wide operating profit margin of 5.5 percent was up 90 basis points from the 4.6 percent reported in the year ago quarter and up 40 basis points sequentially. Both the year-on-year improvement and the sequential improvement reflect the impact of a stronger sales mix driving higher gross margin combined with volume leverage on the company’s cost structure.
North America operating profit margin increased to 7.0 percent from 5.8 percent in the year ago quarter. The 120 basis point improvement year-on-year and 19.6 percent incremental operating margin leverage reflect very strong performance in the company’s most mature segment. This improvement reflects the benefit of mix-driven gross margin improvement and higher year-on-year copper prices, combined with excellent cost leverage on 11 percent organic sales growth. Exiting a low-margin major customer contract that generated sales of $29.8 million in the prior year quarter also contributed to the improvement. Sequentially, operating profit margin in the current period improved 60 basis points from the second quarter of 2010.
Europe operating profit margin improved to a negative 0.8 percent as compared to a negative 2.3 percent in the year ago quarter. The year-on-year improvement reflects a 220 basis point decrease in operating expenses as a percentage of sales, driven by a 19 percent organic sales growth coupled with strong cost management. Gross margin was negatively impacted by product cost increases in the company’s OEM Supply end market greater than what the company was able to recover from customers in the short term. Sequentially, operating profit margin in the current period dropped by 50 basis points from the second quarter of 2010, partially due to normal seasonality resulting in lower daily sales in the third quarter compared to the second quarter combined with the product cost pressures mentioned above.
Emerging Markets operating profit margin decreased to 6.3 percent in the current quarter compared to 7.5 percent in the year ago quarter. Year-on-year organic sales growth was 6 percent despite weaker country mix and significantly lower volume in Venezuela due to the country’s unsettled economic environment. Sequentially, operating profit margin in the current period improved by 50 basis points from the second quarter of 2010.
Cash Flow and Leverage
“We continue to be very pleased with our strong cash generation, including our third quarter cash flow from operations of $54.2 million,” commented Dennis Letham, Executive Vice President-Finance. “This strong cash flow was achieved despite the working capital requirements associated with sequential quarter sales growth experienced in this year’s third quarter. We expect to generate additional positive cash flow from operations during the last quarter of 2010.”

“Our strong cash generation through the first three quarters of 2010 allowed us to support the working capital needs associated with the growth in sales, continue deleveraging the balance sheet and return capital to shareholders through a combination of share repurchases and a special dividend,” Letham said. “The special dividend we announced during the quarter was $3.25 per share payable on October 28, 2010 to shareholders of record on October 15, 2010. Additionally during the third quarter, we repurchased a portion of the 3.25% zero coupon convertible notes with an accreted value of $8.2 million, resulting in a pre-tax gain of $0.1 million. We were also able to retire $11.8 million of the 10% senior notes during the third quarter resulting in a pre-tax loss of $2.8 million.”
“With a quarter-end cash balance of $66.2 million and an expectation of continuing positive cash flow in 2010, we will continue to evaluate the optimal use of these funds. We may from time to time repurchase additional amounts of the company’s outstanding shares, 3.25% convertible notes or other outstanding debt obligations. The company maintains the flexibility to utilize future cash flows to invest in the growth of the business, and we are confident that the significantly reduced leverage on our balance sheet better positions the company to effectively capitalize on the improved economic environment as well as acquisition opportunities when they become available,” Letham concluded.
Key capital structure and credit-related statistics for the third quarter include:
•	Third quarter-end debt-to-total capital ratio of 42.9 percent compared favorably to 44.8 percent at the end of 2009 and 46.2 percent at the end of the third quarter of 2009

•	Third quarter weighted average cost of borrowed capital of 6.1 percent compared favorably to 7.7 percent in the year ago quarter

•	86 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$321.8 million of availability under bank revolving lines of credit at quarter end

•	$75.0 million of outstanding borrowings under the $200.0 million accounts receivable securitization facility at quarter end
Business Outlook
Eck commented, “With macro economic growth rates in North America, Europe and elsewhere in the world expected to be more moderate than normally experienced when exiting a major recession, we remain cautiously optimistic. Despite what appears to be a slow-growth recovery, we believe that we are exiting the recent downturn with not only a stronger, leaner cost structure, but also with a strong position within each of our end markets.”
“While the strong daily sales rates that we experienced throughout the third quarter continued into the first few weeks of the fourth quarter, it should be noted that due to the number of holidays in the period there will be two less shipping days in the fourth quarter compared to the third quarter. Seasonal factors, as they traditionally do, are expected to lead to a slight decline in consecutive quarter sales in the fourth quarter.”
“Overall, we were encouraged with our growth in the third quarter; however, we still believe that a more significant improvement will require extended positive trends across all major economies around the world, and as such we will continue our diligent cost management efforts. In addition to benefiting from the general economic improvement, we expect our growth to be fueled by our strategic growth initiatives, which include adding new products to our portfolio where appropriate; developing end market presence in either electrical wire & cable or OEM Supply in countries where our current presence is large, but limited to only the enterprise cabling and security solutions end market; and selectively deepening our geographic presence in countries, such as Brazil and China, where our current presence is largely confined to the country’s principal business city. Assuming no macro economic deterioration occurs, we expect to continue delivering positive year-on-year performance and over time drive improvement in overall operating profitability,” Eck concluded.
Third Quarter Earnings Report
Anixter will report results for the 2010 third quarter on Tuesday, October 26, 2010 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at the investor relations portion of Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $950 million in inventory, 3) 218 warehouses with approximately 7 million square feet of space, and 4) locations in 260 cities in 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” ”will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, including the severity of current economic and financial market conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
(In millions, except per share amounts)	2010	2009	2010	2009

Net sales	$1,397.9	$1,273.0	$4,037.7	$3,764.8
Cost of goods sold	1,073.2	984.8	3,110.3	2,906.8

Gross profit	324.7	288.2	927.4	858.0
Goodwill impairment	—	—	—	100.0
Operating expenses	247.2	229.8	722.8	701.4

Operating income	77.5	58.4	204.6	56.6
Interest expense	(12.5)	(17.4)	(41.3)	(49.2)
Net (loss) gain on retirement of debt	(2.7)	1.2	(32.4)	1.2
Other, net	1.5	(0.5)	0.4	(3.2)

Income before income taxes	63.8	41.7	131.3	5.4
Income tax expense	27.3	19.6	54.3	47.4

Net income (loss)	$36.5	$22.1	$77.0	$(42.0)

Net income (loss) per share:
Basic	$1.07	$0.63	$2.26	$(1.19)
Diluted	$1.03	$0.61	$2.17	$(1.19)

Average shares outstanding:
Basic	34.0	34.9	34.1	35.3
Diluted	35.4	36.2	35.5	35.3

Geographic Segments

Net sales:
North America	$1,007.0	$921.5	$2,889.0	$2,740.3
Europe	247.2	219.8	752.3	676.9
Asia Pacific and Latin America	143.7	131.7	396.4	347.6

	$1,397.9	$1,273.0	$4,037.7	$3,764.8

Operating income (loss):
North America	$70.3	$53.6	$184.4	$145.0
Europe	(1.9)	(5.1)	(2.1)	(113.2)
Asia Pacific and Latin America	9.1	9.9	22.3	24.8

	$77.5	$58.4	$204.6	$56.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	October 1,	January 1,
(In millions)	2010	2010

Assets

Cash and cash equivalents	$66.2	$111.5
Accounts receivable, net	1,086.7	941.5
Inventories	981.2	918.8
Deferred income taxes	49.2	47.5
Other current assets	32.3	31.7

Total current assets	2,215.6	2,051.0

Property and equipment, net	85.4	87.5
Goodwill	358.3	357.7
Other assets	167.8	175.5

	$2,827.1	$2,671.7

Liabilities and Stockholders’ Equity

Accounts payable	$675.1	$505.4
Dividend payable	111.7	—
Accrued expenses	189.0	155.9
Short-term debt	76.9	8.7

Total current liabilities	1,052.7	670.0

1.0% convertible senior notes	260.3	249.1
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	81.7	96.1
3.25% zero coupon convertible notes	78.2	112.7
10.0% senior notes	30.5	163.5
Other liabilities	155.6	156.2

Total liabilities	1,859.0	1,647.6

Stockholders’ equity	968.1	1,024.1

	$2,827.1	$2,671.7

Financial Measures That Supplement GAAP
This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange, copper pricing and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, copper pricing and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.

	Third Quarter Sales Growth Trends
	Third Quarter	Adjustments for:		Third Quarter	Third Quarter
	2010 Sales	Foreign Exchange	Copper	2010 Sales	2009 Sales	Organic
	(as reported)	Impact	Impact	(as adjusted)	(as reported) *	Growth
	(in millions)
North America
Enterprise Cabling and Security	$527.8	$(2.7)	$—	$525.1	$506.4	3.7%
Wire & Cable	338.9	(4.7)	(13.1)	321.1	289.3	11.0%
OEM Supply	140.0	(0.2)	—	139.8	125.5	11.3%
Eliminations / Other	0.3	—	—	0.3	0.3	n/a

Total North America	$1,007.0	$(7.6)	$(13.1)	$986.3	$921.5	7.0%

Europe
Enterprise Cabling and Security	$89.0	$4.8	$—	$93.8	$83.5	12.4%
Wire & Cable	65.5	3.5	(2.5)	66.5	63.5	4.7%
OEM Supply	92.7	6.6	—	99.3	72.8	36.1%

Total Europe	$247.2	$14.9	$(2.5)	$259.6	$219.8	18.0%

Emerging Markets	$143.7	$(3.6)	$—	$140.1	$131.7	6.5%

Anixter International	$1,397.9	$3.7	$(15.6)	$1,386.0	$1,273.0	8.9%

	Nine Months Sales Growth Trends
	September YTD	Adjustments for:		September YTD	September YTD
	2010 Sales	Foreign Exchange	Copper	2010 Sales	2009 Sales	Organic
	(as reported)	Impact	Impact	(as adjusted)	(as reported) *	Growth
	(in millions)
North America
Enterprise Cabling and Security	$1,536.9	$(17.7)	$—	$1,519.2	$1,504.6	1.0%
Wire & Cable	948.4	(28.1)	(45.1)	875.2	841.4	4.0%
OEM Supply	403.1	(1.0)	—	402.1	393.6	2.1%
Eliminations / Other	0.6	—	—	0.6	0.7	n/a

Total North America	$2,889.0	$(46.8)	$(45.1)	$2,797.1	$2,740.3	2.1%

Europe
Enterprise Cabling and Security	$269.5	$2.3	$—	$271.8	$254.6	6.8%
Wire & Cable	204.2	1.7	(5.9)	200.0	199.6	0.2%
OEM Supply	278.6	4.9	—	283.5	222.7	27.3%

Total Europe	$752.3	$8.9	$(5.9)	$755.3	$676.9	11.6%

Emerging Markets	$396.4	$(15.4)	$—	$381.0	$347.6	9.6%

Anixter International	$4,037.7	$(53.3)	$(51.0)	$3,933.4	$3,764.8	4.5%

*	North America and Europe Enterprise Cabling and Security include $29.8 million and $0.9 million for the third quarter and $91.3 million and $4.1 million year-to-date of sales, respectively, associated with the exit of a major customer contract in November 2009. Adjusting for these sales, the organic sales growth would have been 12% for the third quarter and 7% for nine months.